EXHIBIT 5.1

June 14, 2013

MBT Financial Corp.

102 E. Front Street

Monroe, Michigan 48161

Re:	MBT Financial Corp.

2008 Stock Incentive Plan – Issuance of Shares

To Whom It May Concern:

This letter is written in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, for the purpose of registering 1,337,131 common shares, no par value (the “Shares”) of MBT Financial Corp., to be offered and sold pursuant to awards under the MBT Financial Corp. Long-term Incentive Compensation Plan and the MBT Financial Corp. 2008 Stock Incentive Plan (the “Plans”).

In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares, when and if issued in the manner described in the Plans, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5 to the Registration Statement.

Sincerely,

Shumaker, Loop & Kendrick, LLP

Exhibit 5.1